Distribution Agreement

This distribution agreement (the "Agreement") is entered into by and between:

Home Skinovations Ltd. a company incorporated and existing under the laws of Israel, whose address is: Apollo Building, Sha'ar Yokneam, POB 533, Yokneam 20692 , Israel (the "Seller"); and

Fit Boxx Trading Company Ltd, a company incorporated and existing under the laws of Hong Kong SAR, whose address is: Unit F, 3/F, Hung Wai Industrial Building, 3 Hi Yip Street, Yuen Long, Hong Kong. (the "Distributor");

(each of the above shall be referred to as a "**Party**" and collectively as the "**Parties**")

Whereas the Parties hereto wish to create a distribution relationship between them as provided in this Agreement;

Now, Therefore, the Parties have agreed as follows:

1. **Interpretation**

1.1 The preamble and any appendices hereto form integral and inseparable parts of this Agreement.

1.2 In this Agreement the following terms shall have the following meaning:

1.2.1 "Seller" and "Distributor" – as defined above.

1.2.2 "Territory" – the Territory listed in Appendix A (under section titled Territory).

1.2.3 "Products" - the product(s) as described in Appendix A (under section titled Products), which may be updated from time to time by the Parties subject to reaching an agreement concerning minimum purchase goals.

1.2.4 "Internet Site" and "Silk'n" Trade Name– the local internet site for the Territory, using the Seller's domain names as set out in the license Agreement attached hereto as Appendix D (optional).

1.3 Seller reserves the right at any time to change, modify or discontinue production of any of its Products and/or specifications, after a 90 day notice to Distributor.

2. **Appointment**

2.1 Distributor is hereby appointed as an exclusive distributor in the Territory for the resale and service of Products during the period of this Agreement and subject to its provisions.
The exclusivity means that subject to Section 2.3 below, Seller will not knowingly sell Products to any other firm located in the Territory with an intention of resale in the Territory, and will refer to Distributor all enquiries it received from the Territory.

2.2 Distributor agrees not to market Products outside the Territory, except with Seller's prior express and written approval. Distributor will make best efforts to prevent re-sale of Products outside the Territory, and will refer to Seller any enquiries from outside the Territory. As a general rule a Product shall be deemed to have been sold outside the Territory if the delivery point of the Product is not within the boundaries of the Territory. This undertaking applies to all sale venues including sales via the internet.

2.3 Seller reserves the right to determine if a customer is considered to be within the geographical Territory of the Distributor, and such determination shall be final and binding upon the Parties. In

doubt, Distributor is required to request from the Seller to determine such classification.

Without derogating from the restriction on selling Products outside the Territory, if a Product is sold by Distributor outside of the Territory, Distributor shall pay to the rightful distributor / reseller / agent in such territory (if existing) a certain percentage of the selling price to the customer.

The same shall apply if a Product is sold by the Distributor in the Territory pursuant to a lead provided by another distributor outside the territory, where the Seller determined that such sale is within the Distributor's Territory. Seller shall determine such percentage and its determination shall be final and binding upon the Parties.

It is clarified that the sale by any other distributor / reseller / agent in the Territory will not be deemed a breach by Seller of its obligations. Nevertheless, if the Seller becomes aware of such un-authorized sales it will notify such distributor / reseller / agent to stop such actions and use reasonable efforts to try and stop the event from recurring.

2.4 Distributor agrees not to deal in or promote in any way any light base hair removal and RF devices which may be competitive with or substitutes for the Products during the term of this Agreement and for 12 months thereafter, except for those items already being distributed by the distributor prior to the signing of this agreement. Distributor represents that it does not have, nor during the term of this Agreement will it have, any conflict of interest or otherwise be subject to any restriction or third party agreement that would interfere with or prevent the Distributor from representing and selling the Products in the Territory faithfully and diligently with an aim of maximizing sales.

2.5 Distributor is an independent contractor, exclusively responsible for its acts and omissions hereunder. Distributor shall bear and pay all the costs and expenses incurred in the course of its activities. There are no partnership, agency or franchise relations between Seller and Distributor.

Distributor shall be exclusively responsible towards its customers and any other person (including government authorities and regulatory agencies) in all matters relating to the sale and/or use of the Products.

2.6 Distributor is not authorized to, and may not, make any presentations on behalf of Seller nor bind it in any way to any obligation, and shall not take any action detrimental to the reputation or goodwill of the Products and/or the Seller.

The Distributor shall promptly refer to the Seller any inquiry (other than a purchase order or potential purchase order originating within the Territory) from the public, any governmental authority, any trade association or any news media, publication or reporter concerning the Products or the Seller. The Distributor shall not make any oral or written representations that vary from the specifications, operating instructions or representations given or made by the Seller to the Distributor, if any, with respect to the Products or the Seller.

2.7 Distributor shall indemnify and save Seller harmless from all liabilities, claims, demands, suits or actions which may be asserted by third parties against Seller, where those are within Distributor's responsibilities as defined in this Agreement.

3. Distributor's Undertakings

3.1 Maximize Sales. Distributor shall make best efforts to maximize sales of Products in the Territory and to provide high quality pre-sale and after-sale services to the users of the Products therein in

order to maintain customer satisfaction.

Distributor warrants that it is experienced in and familiar with the considerations involved in marketing and selling aesthetic devices for home use in the Territory, including regulations, special considerations and local approval requirements necessary to sell the Products in the Territory.

3.2 Minimum Purchase Goals. The Distributor hereby commits to purchase from the Seller no less than the agreed minimum purchase goals, as set out in Appendix A (under section titled Product Quantities). Should Distributor fail to achieve the minimum purchase goals (as set out in Appendix A), Seller will be entitled (at its sole discretion) to either terminate this Agreement or to continue to work with Distributor on a non-exclusive basis. For the purposes herein, a "purchase" means acceptance of and payment for Products by Distributor. The date of each purchase is the date of shipment by Seller, provided that full payment is effected within the payment terms specified below.

3.3 Compliance with regulatory and market standards. The Distributor will comply, at its sole cost and expense, with all applicable laws and regulations and standards of industry or professional conduct in the Territory, including, without limitation, those applicable to product claims, labeling, packaging, approvals, registrations, notifications, sales and marketing, advertising, warehousing, transportation, customer support, personnel qualifications and record keeping.

Prior to any sale of the Products to customers, Distributor shall receive all required permits, consents and approvals from the relevant government authorities and regulatory agencies required in order to import, market, sale and service the Products (together shall be referred to as "Permits"). The Seller shall help and assist the Distributor in obtaining such Permits. Permits regarding the Products shall be filed in the name of the Seller, Permits regarding the import and re-sale of the Products shall be filed in the name of the Distributor. The Seller shall reimburse Distributor for out of pocket expenses pertaining to Permits filed in the name of the Seller.

If such Permits are not received within 6 months from the date of this Agreement, then each Party hereto may terminate the Agreement, and each Party hereto waives any demand or claim against the other Party pertaining such termination.

3.4 M&S efforts. The Distributor shall make best efforts to perform all marketing and sales activities required in order to successfully promote and sell the Products in the Territory in accordance with the Sales and Marketing annual work plan as provided below. As part of the sales efforts, the Distributor shall have such number of Points-of-Sale as set out in Appendix A (under section titled Points-of-Sale). The marketing and promotional undertakings of the Distributor shall be deemed to include the general tasks and budget set out in Appendix B, even if not included in the annual work plan.

The Distributor will obtain the Seller's prior written consent to the content of all sales and marketing materials concerning the Seller and the Products which may be developed by the Distributor (including, without limitation, claims, labels, instructions, packaging, internet site content or the like).

Seller will provide to Distributor a reasonable quantity of existing marketing and technical brochures (in one of the major languages) for the Products. Distributor shall provide brochures and other promotional materials in the language(s) most generally spoken in the Territory and shall provide the Seller with copies of all its advertising and promotional materials, free of charge, which

Seller has a right to use.

The Distributor shall take guidance in the Seller's suggested retail price which may be provided to the Distributor from time to time and currently is set out in Appendix A (under section titled Seller's Suggested Retail Price).

3.5 Internet Site. For sales in the Territory concluded through cyberspace (internet and other such media), If the Distributor requests, the Seller shall use reasonable best efforts to provide to the Distributor the right to use an internet site under a local domain, all as set out in Appendix D. The Distributor may use his own internet site and is not obligated in any way to sign the license agreement set out in Appendix D.

Except as set out herein, the Distributor shall not register, purchase, own nor otherwise contract to own or license domain names, trade marks, trade-names and similar marks, which are affiliated with the Seller's name, Products names, current and planned marketing campaigns and current and intended domain names of the Seller, and other domain names which may be mistaken to be related to the Seller and/or associated with the Products.

If the Distributor thinks additional domain names or other names or marks are needed or advisable in the Territory, it will advise the Seller in advance. All such domain names and other names and marks shall at all times be registered in the name of the Seller as the owner thereof.

3.6 Offices and Personnel. Distributor shall maintain a head office in the Territory and additional regional offices as reasonably required in order to provide good sales and service coverage. Distributor shall also maintain a well-staffed and appropriately trained and supervised sales force and service force. Without derogating from the above, the Distributor shall appoint to the Products management such personnel as set out in Appendix A (under section titled Management & Commercial Staff).

3.7 Services. All installation, warranty, maintenance, service and other obligations towards customers and users of the Products in the Territory are the exclusive responsibility of Distributor and shall be performed by qualified personnel of the Distributor (including hotline support for end users), all without prejudice to Seller's obligations towards Distributor as per Article 6 below. Such undertakings to apply to existing and new customers of the Products.

3.8 Reporting. Distributor will submit to Seller a quarterly report on sales, movement of Products, inventory status, all sales and marketing efforts made during such quarter, and such other information reasonably requested by the Seller. Such report shall include names of major clients and prospects, configuration of major installations and other information, which Seller may reasonably require. The report shall be submitted within 15 days after the quarter end.

3.9 Certain Requirements (Recall). Distributor undertakes to comply with the requirements of Appendix C with regard to certain requirements including recall procedures and documentation Requirements.

3.10 In the performance of this Agreement, Distributor agrees to act in accordance with provisions imposed on Seller by its vendors, suppliers and government authorities, including export controls and requirements for export permits - if applicable. Distributor shall also comply fully with the Seller's safety policies as shall be provided by the Seller from time to time.

3.11 Insurance. The Distributor shall procure sufficient insurance for its activities under this Agreement.

4. Orders and Delivery

4.1 Annual forecasts for required quantities of Products will be provided by Distributor at the beginning of each year, and will be updated quarterly. Binding purchase orders will be issued for each quarter at least 30 days before the beginning of that quarter.

Normal delivery time is 30 days after acceptance of order.

Seller will not be liable for delays in deliveries when such delays are the result of causes beyond Seller's reasonable control.

4.2 This Agreement forms a binding purchase order for Products in the amount and according to the details set out in Appendix A (under section titled Firm Order). This purchase shall be counted as part of the minimum purchase targets.

4.3 All purchase orders shall be subject to written acceptance of Seller, but Seller will not withhold its acceptance unreasonably.

4.4 Purchase orders will be subject to the provisions of this Agreement only, and no other provisions will apply.

4.5 Deliveries will be made FOB, port of exit Lod, Israel (Incoterms 2000), except for deliveries in Israel which shall be ex-works.

4.6 All risks of loss and damage related to the Products will pass to Distributor upon delivery at the FOB point. Without derogating from the foregoing, Seller shall retain title to the Products until full payment of all related invoices and charges.

4.7 Products shall be considered accepted by Distributor for the purpose of clearing invoices for payment within 30 days after shipment or 15 days after arrival (the earlier), unless within this period Distributor submits to Seller a written notice as to the unacceptable condition of the Products and such notice is found to be justified.

4.8 All Products sold by Distributor must bear the name and markings of the Seller and shall be labeled at the Seller's manufacturing facilities. Additional markings by the Distributor to which the Seller has consented shall be provided to the Seller by the Distributor and labeled at the Seller's manufacturing facilities. No additional markings shall be added to the Products and/or packaging by the Distributor unless approved in writing by the Seller.

For brand position see Appendix A (under section titled Brand Position).

4.9 Packaging and shipment destination will be as indicated in each accepted order. Unless otherwise instructed, shipment will be by air freight.

4.10 Cancellation of orders is allowed only with Seller's prior approval. However, Distributor may suspend the scheduled delivery date of one order for a period of up to 15 days at no additional charge, one time per quarter. Un-used suspension rights are not carried over from quarter to quarter.

5. Prices and Payment Term

5.1 Prices to Distributor will be as per the price-list attached Appendix A (under section titled Distributor Pricing). The prices are as of the delivery point indicated in Section 4.5 above. Any and all charges, expenses and taxes beyond the delivery point shall be the responsibility of Distributor, and are in addition to the agreed prices.

Seller may change the price list with a 90 days notice.

5.2 The Payment terms are as set out in Appendix A (under section titled Payment Terms).

Notwithstanding the payment terms as set out in Appendix A (under section titled Payment terms), at no given time shall the Distributor be allowed to exceed a credit line with the Seller (not covered by an L/C) that exceeds the sum that is equal to 25% of the yearly Minimum Purchase Goals of units set forth in Appendix A, calculated according to the Distributor Prices set forth in Appendix A. Upon reaching such limit, Distributor shall be required to forward such payments as shall allow further delivery of orders within such credit line limit. Until such time that the Distributor pays the balance, all orders and deliveries shall be suspended.

5.3 Any amounts which are not paid when due shall bear interest at the rate of 0.5% per week until paid in full, without prejudice to any other right or remedy available to Seller. Nonpayment for orders within the specified period shall be considered an immediate material breach of this Agreement. Without limiting any other remedy available to the Seller hereunder, the Seller shall be entitled to immediately suspend or cancel deliveries of any of the Products to the Distributor, and all amounts outstanding hereunder shall be deemed immediately due and payable, regardless of their previously-scheduled payment date(s).

6. Warranty, Patents and Limitation of Liabilities

6.1 Seller hereby warrants that the Products shall be free of defects in workmanship and materials for a period which will be the shorter of: 24 months from delivery to the end-user or 27 months from the date of FOB delivery.

6.1.1 For Products delivered until December 31, 2008, the warranty liability is limited to the expeditious replacement or repair (at Seller's option) of defective Products and parts during the warranty period, at Seller's facility as indicated by Seller, in accordance with the warranties specifically and expressly set forth herein. Distributor shall bear shipping costs for shipment of defective Products and parts to Seller, and Seller shall bear shipping costs of returning good Products and parts to Distributor. Defective Products or parts replaced by Seller shall be returned to the Seller and the Seller shall have title to such Products and/or parts.

Turn around time at Seller's repair facility is estimated at 7 business days for replacement of units, and 10 business days for other defective items.

6.1.2 For Products delivered as of January 1, 2009, The warranty liability as set out in Section 6.1.1 above shall be replaced by a pre-determined warranty percentage. Accordingly, with each order delivery, the Seller shall provide to the Distributor such percentage of Products and spare parts as listed in Appendix A (under section titled Warranty Free Parts) to be used by Distributor solely for in warranty replacements. These Free Parts shall represent the full and exclusive liability of the Seller for warranty. Defective Products or parts replaced by Seller shall be returned to the Seller and the Seller shall have title to such Products and/or parts.

6.2 The warranties contained herein do not extend to include, and Seller shall have no obligation hereunder to repair or replace defective Products or parts if the defect is a result of any of the following: accidents, catastrophes or force majeure; normal wear and tear (including consumable components or accessories); fault or negligence of the Distributor or any user; improper installation, handling, use or maintenance of the Products; un-authorized attempts to repair the Products; use of

the Products in a manner for which they were not designed; alteration or modification of the Products; connection of the Products to devices not authorized by Seller; causes external to the Products (such as, but not limited to, power failures and water damages).

Shipping and repair/replacement charges for Products returned to Seller and found not to be under warranty as specified above will be paid in full by Distributor.

6.3 Distributor hereby agrees that the warranty liabilities of Seller as per paragraphs 6.1 and 6.2 above shall be and are limited to the express foregoing terms. The performance of Seller's warranty obligations is subject to full payment of the Products' price.

6.4 Beyond the warranty period, Seller may offer a service contract at a price and other terms as will be customary with Seller at the relevant time.

6.5 Distributor undertakes to purchase and maintain a stock of spare parts and complete Product units as recommended by Seller. Seller agrees to sell such stock on terms as will be mutually acceptable. On-site repairs will be performed by Distributor by replacing defective parts or complete units with spare parts or units from Distributor's stock. The defective parts or units will be sent for repair or replacement to Seller's maintenance center.

Replacement and repair prices for out of warranty service will be according to Seller's Price List valid at the time of repair/replacement.

6.6 Indemnification for Infringement Claims: If Distributor notifies Seller promptly in writing of any claim alleging infringement of patent or other third party's right by the Products or their use, and gives Seller sole control over the conduct of the defense against such claims, and assists Seller in such defense, then Seller shall defend such claims at its expense and shall bear the damages which may be awarded to third parties against Distributor.

If a final injunction is obtained in such action as specified above against the use of the Products or if in Seller's opinion the Products are likely to become the subject of a claim of infringement, Seller will, at its option and expense, do one of the following: (a) procure for Distributor and its clients the right to continue using the Products, (b) replace or modify the Products so as to make them non-infringing, or (c) grant Distributor a credit for the infringing Products as depreciated (20% a year) and accept their return.

Seller may stop sales in the Territory for a period, in the event that there is an infringement claim or demand or if the Seller becomes aware of such infringement

Seller shall not have any liability to Distributor or to any third party if the alleged infringement is based upon use of the Products in combination with items or devices not produced by Seller or upon Seller's compliance with Distributor's designs or special requirements. Distributor shall defend and hold Seller harmless against any expense, judgment or loss for alleged infringement of any patents, copyrights, trade secrets or trademarks which result from the foregoing.

In any event, Seller's total liability to Distributor as a result of infringements shall not exceed (and shall be limited to) the express provisions of this paragraph 6.6 above.

6.7 THE EXPRESS WARRANTIES AND OBLIGATIONS SET FORTH ABOVE ARE AND SHALL BE IN LIEU OF ALL OTHER WARRANTIES AND OBLIGATIONS OF SELLER, EXPRESS OR IMPLIED, AND EXCEPT TO THE EXTENT HEREIN PROVIDED, SELLER DOES NOT MAKE AND SHALL NOT BE DEEMED TO MAKE ANY WARRANTY WHATSOEVER TO THE DISTRIBUTOR, TO ANY DEALER, TO ANY END USER OR TO

OTHER PERSON OR PARTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR USE OR PURPOSE.

6.8 Product Liability. The above limitations shall not apply in case of physical injuries or damage to tangible property of third parties attributable to manufacture defects in the Products, provided that such injuries or damages were sustained in the course of regular and reasonable use and provided further that Distributor cooperates with the Seller and anyone on its behalf including insurers.

6.9 NOTWITHSTANDING ANYTHING TO THE CONTRARY, SELLER SHALL NOT BE LIABLE FOR ANY LOSS OF USE, SALES OR PROFIT, LOSS OF INVESTMENT, LOSS OF GOOD WILL, LOSS OF DATA OR FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES CAUSED BY OR SUFFERED AS A RESULT OF THE SALE OR USE OF THE PRODUCTS.

7. Documentation and Suggested modifications

7.1 Documentation. Seller will furnish to Distributor upon request, at no charge, manuals, Spare Parts Lists and Tools Lists, servicing documentation, shipping and packing specifications and instructions, in such reasonable quantities and in such form as it normally furnishes to distributors in similar markets.

7.2 Suggested Product Modifications. The Distributor shall promptly notify the Seller in writing of any and all modifications, design changes, usage or improvements to the Products suggested by any customer, employee or agent of the Distributor. The Distributor agrees that the Seller shall have any and all right, title and interest in and to any such suggested modifications, design changes, usage or improvements of the Products by the Distributor, its employees, agents, customers or other persons, without the payment of any additional consideration therefore to any of such persons, except to the extent, and then only to the minimal extent, required by applicable law.

8. Technology and Confidentiality

8.1 Distributor hereby confirms and agrees that the Products, Training, Internet Site and all applied know-how and software represent and embody highly confidential know-how, technology and trade-secrets (all of which, whether patented or not, are herein referred to as "Technology"). The Technology and any invention, know-how or idea obtained from Seller or any other technological, business, technical or financial information obtained from the Seller or from any other person on behalf of the Seller shall be defined herein as "Information".

8.2 The Information and all related rights are, and shall always remain, the exclusive property of Seller and/or its affiliates and/or licensors. Where the Products include software, such software remains the property of Seller and/or its licensors. Distributor and its clients shall only have a non-exclusive and non-transferable license to use such software for operation of Products supplied by Seller.

8.3 Distributor agrees not to use, nor allow or assist others to use, in any way whatsoever, any part of the Information for any purpose whatsoever, except as expressly specified in this Agreement.

8.4 Distributor shall keep and hold in strict confidence all Information, in such a manner as to prevent exposure of such Information to un-authorized persons and for un-authorized uses. The Distributor shall ensure that each of its employees, agents, and permitted subcontractors and sub-distributors shall be subject to a written agreement containing terms comparable to the terms in this Agreement

with respect to the maintenance and non-use of Seller's Information.

8.5 At any time during or after the term of this Agreement, the Distributor shall not take any action to challenge or assist others in challenging the validity of any Information of the Seller.

8.6 Promptly upon termination of this Agreement, Distributor will discontinue the use of any Seller's Information in its possession and return it to Seller together with all copies thereof made by Distributor. In addition, the Distributor's most senior executive shall confirm in writing that all hard copies and soft copies of documents and files containing Information have been destroyed or returned to the Seller.

8.7 Except as provided herein, neither Party may use the name, logo, trademarks or trade names of the other Party, or derivatives thereof, in advertisements, letterheads or otherwise, except with the prior written approval of the other Party. Seller may include contact details and general information on the Distributor wherever it makes public its distributors list including on its web site and other publications.

8.8 Upon termination of this Agreement, each Party agrees simultaneously therewith to discontinue all uses of the other Party's name, logo, trademarks and trade names. The Distributor shall include and shall not alter, obscure or remove any trademark, or any markings, colors or other insignia that are contained on or in or affixed to any Product at the time of shipment.

8.9 Distributor represents and warrants that as of the date of the first contact made between the Seller and the Distributor in negotiations towards reaching this Agreement, Distributor has maintained all Confidentiality, Non-use and other obligations as set forth in Section 8.1 through 8.5 above.

9. <u>Term and Termination</u>

9.1 This Agreement is valid as of its effective date for a period set out in <u>Appendix A</u> (under section titled Term of Agreement, subject to the right of the Parties to terminate the Agreement earlier according to the terms of this Agreement.

9.2 Either Party may terminate this Agreement, with immediate effect, by giving written notice to the other Party if any of the following events shall have occurred:

9.2.1 The filing of a petition in bankruptcy or similar proceeding based on the insolvency or inability of a Party to pay its debts as and when they become due;

9.2.2 The assignment to any third party(s) for the benefit of creditors of all or substantially all of the property of the other Party or the appointment of a receiver for the administration of the affairs of a Party;

9.2.3 The other Party ceases to do business, or otherwise terminates its business operations;

9.2.4 The other Party fails to secure or renew any Permit for the conduct of its business in the manner contemplated by this Agreement or any such Permit is revoked or suspended; or

9.2.5 In the event the other Party commits a breach of any provision of this Agreement and, if and to the extent that such breach is capable of being cured, fails to fully cure such breach within sixty (60) days of written notice describing the breach in the case of breaches which are capable of being cured within such period. This shall also apply in the event of failure to reach the Minimum Purchase Goals.

9.3 In the event the Distributor (or its parent company, if there is a parent company) will undergo a "Change of Control" (as defined below), the Distributor shall notify the Seller as soon as a public

announcement is made. The Distributor shall arrange a meeting for the Parties (including the new controlling entity) within fourteen (14) days of such notice to enable the Seller to reevaluate this Agreement, and Seller shall have the right to terminate this Agreement within thirty (30) days after such meeting.

For the purposes of this Agreement, a "Change of Control" shall mean (i) any merger, consolidation, or similar transaction in which the Distributor is not the surviving entity or shall become a subsidiary of another entity; (ii) the disposition or sale of assets representing all or substantially all of the Distributor's assets; (iii) the issuance, sale, transfer, or exchange of securities representing more than fifty percent (50%) of the voting power or the right to appoint the majority of the directors or managers of the Distributor; or (iv) the Distributor enters into a strategic alliance with a corporation larger (in terms of annual turnover) than the Distributor.

9.4 Termination or expiration of the Agreement will not relieve Distributor of its obligations to pay any sum due hereunder, or to take delivery and pay for orders placed by it prior to the effective date of the termination or expiration, and the provisions of this Agreement shall remain applicable to such orders. Sums still due to Seller will be paid upon the termination or expiration of the Agreement.

Upon termination, Seller shall have the right to introduce a third party that shall purchase from the Distributor some or all of the un-sold inventory of the Distributor at such price as the Distributor actually paid to the Seller, and the Distributor must sell such inventory to such third party in priority to any other prospective purchaser. The Distributor shall remain liable and responsible for all aspects concerning sales made prior to the termination including warranty services, responsibility for claims etc.

9.5 Acceptance of any order from Distributor or any sale made to Distributor by Seller after notice of termination or after termination or expiration of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver or cancellation of such notice of termination. Nor shall it be deemed as waiver of any claim or demand nor consent to any exclusivity undertakings by the Seller. Nevertheless, in the absence of new agreement covering such orders or sales, each such order and sale shall be governed by terms and conditions identical with the terms and conditions of this Agreement.

9.6 TERMINATION OF THE AGREEMENT, IRRESPECTIVE OF CAUSE, WILL NOT ENTITLE EITHER PARTY TO ANY CONSIDERATION, COMPENSATION OR PAYMENT ON ACCOUNT OF RETURN OF INVESTMENT, CREATION OF GOODWILL OF ANY KIND OR LOSS OF ANTICIPATED PROFITS OR SALES, LOSS OF INVESTMENT OR ANY SUCH OTHER CONSEQUENTIAL OR INDIRECT DAMAGES.

9.7 In any event entitling Seller to terminate this Agreement, Seller will be entitled (at its sole discretion) instead of terminating the Agreement to continue working with the Distributor on an non-exclusive basis, without derogating from any right or remedy of the Seller.

9.8 The provisions of Chapters 6, 8 and 9 shall survive termination of this Agreement.

10. <u>Miscellaneous</u>

10.1 This Agreement forms the complete and exclusive agreement between the Parties as to its subject matter and cancels any prior verbal or written agreement related thereto including the Letter of Intent negotiated between the Parties.

Any amendment, waiver or cancellation of any part of this Agreement will be valid only if done in writing and signed by the Parties. Terms and conditions contained in any document issued by one Party shall not apply, unless expressly agreed to in writing by the other Party.

10.2 All correspondence, negotiations and proceedings related to this Agreement will be in the English language only.

10.3 A Party to this Agreement will not be liable for any delay or default in the performance of this Agreement when such delay or default is the result of causes which are reasonably beyond its control or which occurred without its fault or negligence.

10.4 The failure or delay of either Party to require the performance of any provision of this Agreement or to exercise any right hereunder, or the waiver by either Party of any breach of this Agreement, shall not prevent a subsequent enforcement of such provisions or exercise of such rights, nor be deemed a waiver of any subsequent or prolonged breach.

10.5 Any notice sent by one Party to the other by registered mail to the addresses heading the agreement, or to addresses provided by one Party to the other from time to time – will be deemed to have been received on the 10th business day after the day of mailing. Fax and e-mail messages will be deemed to have been received one business day after transmission provided there is an electronic confirmation of delivery, notices sent via courier shall be deemed to have been delivered upon receipt.

10.6 This Agreement and the rights and obligations granted hereunder shall not be assigned or otherwise transferred by the Distributor without the Company's prior written consent. The Company may assign or otherwise transfer this Agreement and/or the rights and obligations arising hereunder to any affiliate of or successor of the Company.

10.7 Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition, without invalidating the remaining provisions hereof. In such case of an ineffective provision, the Parties agree to replace the ineffective provision with a new provision having the same (or as close as possible) economic effect.

10.8 Subject to Section 10.10 below, the Parties agree that any conflict, dispute and misunderstanding which may arise between them with regard to this Agreement, its interpretation, performance, implications and any other subject related thereto, will be submitted to and finally settled by a binding arbitration of a single Arbitrator, according to the Rules of Arbitration of the International Chamber of Commerce. The arbitration will take place in Nicossia, Cyprus. The governing law shall be the laws of the state in which the arbitration takes place, and the substantive laws of such place shall apply (without regard however to the "choice of laws" provisions therein). The arbitration proceedings and the verdict shall be conducted and given in English.

The Arbitrator will not be bound by rules of procedure and rules of evidence. The final verdict of the Arbitrator must be in writing and must include the rationale for the verdict. The Arbitrator shall not award any Party punitive, exemplary or consequential damages, and each Party irrevocably waives any right to seek such damages.

The award of the Arbitrator and all his interim decisions will be enforceable in any locality.

This clause constitutes an arbitration agreement.

The aforesaid notwithstanding, in matters involving a breach or infringement of intellectual property rights or related contractual obligations, Seller shall be entitled to bring action against

Distributor in any competent court in the Territory or where the breach has occurred.

10.9 If any action at law, in equity or by way of arbitration is necessary to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which that Party may be entitled.

10.10 The relationship created by this Agreement does not constitute the granting of a franchise or license agreement to Distributor by Seller, except that Distributor is permitted to use the Seller's marks on promotional materials for the Products, and no franchise statute, law, regulation or rule is intended to or has been applied by the Parties for such purposes nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation, administration or termination of this Agreement. Neither party shall register this Agreement in any governmental or official franchise registry in the Territory.

10.11 Distributor confirms that it has obtained such legal advise as it deems necessary or advisable in order to negotiate, finalize and execute this agreement.

10.12 Appendix List. The following appendices attached hereto form an integral and binding part thereof.

A - Commercial Terms

B - M&S Workplan and General Sales Promotion Tasks.

C - Certain Requirements (Recall).

D- Internet Site Schedule

And in witness the Parties sign this Agreement on 1st December, 2015

Moshe [signature]	For and on behalf of FIT BOXX TRADING COMPANY LIMITED 奇 博 貿 易 有 限 公 司 [signature] Authorized Signature(s)
Home Skinovations Ltd. (Seller)	Fit Boxx Trading Company Limited (Distributor)
By its authorized signatories: Home Skinovations Ltd 513842470 Tavor Building P.O.B. 533 Yokneam 2069206	By its authorized signatories:
Name and title: MOSHE MIZRAHY	Name and title: Paddy Chan
	Paddy Chan (Director)
Name and title: CEO	Name and title:

Appendix A – Commercial Terms

The Supplier - Home Skinovations Ltd. and the Distributor -] Fit Boxx Trading Company Limited]

1. **Products**

   1. All products bearing the "Silk'n" brand name

2. **Brand Position:** Silk'n as Product Name.

3. **Territory:** distribution territory is:
   Hong Kong with exclusivity
   People's Republic of China ~~AX~~ And Macau with non-exclusivity under the name Silkn.

4. **Term of Agreement:** commencing on 1st January 2016 for a period of 24 months, Maintaining the terms from the 1st year to the 2nd year is subject to purchase of the minimum goal of the 1st year.

5. **Product Quantities:**

Period	Minimum Purchase Goals Silk'n product units quantity	Target Silk'n product units quantity
Q2 2015 to Q1 2016	18000 From previous agreement	24000
Q1 2016 to Q4 2016	22,000	28,000
Q1 2017 to Q4 2017	28,000	34,000

6. **Firm Order** (which shall be counted as part of the minimum Purchase Goals during the first year*). The Distributor hereby orders (as per existing orders) units.

7. **Distributor Prices**

Product / Part Name	Currency / Prices
All products bearing the "Silk'n" brand name	[Per price list] + VAT (if applicable) (prices at delivery point FOB Port of Exit Lod, Israel or Ex-Works)

8. **Payment Terms.**
   100% of the payment shall be paid within 60 days from the delivery date.

9. **Points-of-Sale.**
   The minimum number of Points-of-Sale in which the Products are to be distributed at, with full merchandising stand and demonstration:

Territory: Hong Kong

Compliance Dates	Number of Points of Sale
Until March 31, 2015	50 Shops
Until March 31, 2016	100 Shops

10. Seller's Suggested Retail Price.

The Seller's suggested Retail Price (until provided with updates) shall not be reduced (for promotion and so on) by 20%. In case of a promotional discount over 20% approval of Home Skinovations management must be obtained. Distributors has the right to sell at a price higher than the Seller's suggested Retail Price with Seller's approval

11. Management & Commercial Staff.

The Distributor shall appoint a full time and experienced Project Manager to the Product, in order to support the Product's sales, after sales service and warranty.

12. Warranty Free Parts.

Seller shall ship to Distributor as the full Seller's warranty undertakings, [2]% of the quantity delivered, in Products and/or spare parts, free of charge to be used for in warranty replacements only.

Appendix B - Sale Promotion Activities

1. **General marketing and promotional tasks of the Distributor**

Distributor will perform the following sales promotion activities and tasks in the Territory, in necessary occasions throughout the term of the Agreement:

1.1 Participation in all relevant aesthetic convention and trade shows.

1.2 Displaying demo Products at technical exhibitions.

1.3 Pre-show mailer (invitation) to attending participants.

1.4 Post-show follow-on.

Distributor will perform the following sales promotion activities and tasks in the Territory, on a continuous basis throughout the term of the Agreement:

1.5 Demonstration of the Products at potential customers sites.

1.6 Seasonal advertisement in relevant trade magazines, web-sites etc.

1.7 Media coverage of the Products.

1.8 Conduct periodic promotions and market studies with respect to the Products

1.9 Feature the Products in all of the Distributor's catalogs and other promotional materials and on each of the Distributor's appropriate websites. The Products shall be the main and most prominent features on such catalogs and web sites.

1.10 Create, maintain and update the Internet Site.

2. **Public Relation & Advertising budget:**

The Distributor will procure public Relation and advertising services for the Products with a budget of:

	Year	Budget
Public Relations	Year 2016	HKD 100,000
	Year 2017	HKD 120,000
Advertising	Year 2016	HKD 1,00,000
	Year 2017	HKD 1,20,000

Appendix C

Certain Requirements (Recall)

1. Distributor shall not perform any changes or modifications to the Products, and will use only spare parts as authorized by Seller.
2. The Distributor shall immediately (and in any event, no later than seventy-two (72) hours after becoming aware) notify the Seller in writing of any adverse event or unexpected results or problems encountered with the Products or any actual or potential government action, investigations or inquiries relevant to a Product. If and to the extent requested by the Seller, the Distributor shall suspend marketing and sale of a Product, upon a determination by the Seller, in the exercise of its reasonable discretion, that the Product presents a safety risk or may be subject to an adverse regulatory determination. In the event of any such suspension and subject to the immediately following sentence, the Seller shall have no liability to the Distributor for lost profits or other damages. The Seller shall reimburse the Distributor for amounts actually paid by the Distributor to the Seller with respect to Products that, following their suspension by the Seller, shall have been returned by the Distributor to the Seller.
3. The Distributor agrees to advise the Seller within forty eight (48) hours of each complaint that the Distributor may receive or become aware that any of the Products may have been associated in any way with an injury to a user or may have been associated with an incident that could likely cause serious health problems. The Distributor agrees to work with and cooperate with the Seller to resolve complaints. The Distributor shall handle all customers' complaints with a view of securing and maintaining the goodwill of the Seller and of the Products, and shall record all complaints in detail and promptly submit the same to the Seller for its review, as set forth above.

APPENDIX D

LICENSE AGREEMENT

DEC 2015

THIS LICENSE AGREEMENT ("Agreement") is made as of this 1st day of ~~April, 2014~~ by and among:

Home Skinovations Ltd., a company incorporated and existing under the laws of Israel, having a principal place of business at: Apollo Building, Sha'ar Yokneam, POB 533, Yokneam 20692 , Israel (the "Company"), and

Fit Boxx Trading Company Ltd, a company incorporated and existing under the laws of Hong Kong SAR having a principal place of business at: Unit F, 3/F, Hung Wai Industrial Building, 3 Hi Yip Street, Yuen Long, Hong Kong. (the "Licensee").

(each of the above shall be referred to as a "Party" and collectively as the "Parties")

WHEREAS the Company is the owner of the entire right, title and interest in the Internet Site (as defined below);

WHEREAS the Company and Licensee have renewed into a Distribution Agreement dated 1st December 2015, pursuant to which the Company has agreed to appoint the Licensee as a distributor of certain products developed by the Company in the Territory (the "Distribution Agreement");

WHEREAS in connection with the Distribution Agreement, the Company agrees to grant Licensee and Licensee desires to obtain a license to use the Internet Site and trade marks and the Licensed Technology (as defined below) subject to the terms herein.

NOW, THEREFORE, the parties agree as follows:

1. Preamble and Interpretation

1.1 The preamble to this License Agreement forms an integral and binding part of this agreement.

1.2 All Capitalized terms used herein shall have the same meaning and interpretation as ascribed to them in the Distribution Agreement, unless otherwise defined herein or the context otherwise requires.

1.3 "Internet Site" shall mean the internet site using the "silkn" domain name or any other domain name of the Company as agreed upon in its "as-is" form and state including any and all Improvements (as defined below). The internet site shall include certain software, software licenses and certain digital media to be used for the promotion and sales of the Products in the Territory.

1.4 ~~The distributor registered the Silk'n trade mark under his name in Hong Kong and~~ People's Republic of China. The distributor agrees to transfer the registration to Home Skinovations Ltd. upon request from Home Skinovations Ltd ,

1.5 "Licensed Technology" shall mean the right to use, under the terms herein, the Internet Site and any and the Company's know-how, trade secrets, software, copyrights and any other intellectual property rights related to, or required for the use, maintenance and update of the Internet Site, including without limitation any software, software licenses and other digital media and propriety

information.

1.6 "Purpose" shall mean the use, maintenance and update of the Internet Site, in accordance with the terms of this Agreement, solely for the use of the Licensee in accordance with the terms of the Distribution Agreement. The Purpose does not include any other use of the Internet Site or any other Information or Licensed Technology of the Company.

2. Improvements and Use of Internet Site

2.1 It is acknowledged that the Internet Site may not be compliant with the Licensee's reasonable needs and the Parties shall agree as part of the Agreement hereof what additional work needs to be completed or additional work that may be required during the term of use of the Internet Site by the Licensee (the "Improvements"). The term Improvements shall not include the transaction data, client lists and other data which is generated from the use of the Internet Site by the Licensee.

The Licensee shall ensure that all ownership rights to the Improvements shall have been retained by the Licensee for the Company (including moral rights, rights to modify the work, use it elsewhere, etc). The Licensee hereby irrevocably grants to the Company any and all proprietary rights with respect to the Improvements so retained. The cost associated with such work shall be borne solely by Licensee, and shall be deemed part of the M&S budget and Plan.

2.2 Licensee agrees and commits to abide, at all times: (i) with all relevant laws and regulations regarding the Internet Site and the data base; (ii) not to post or transmit from the Internet Site any unlawful, threatening, libelous, defamatory, obscene, pornographic, profane material, or any other material that could give rise to any civil or criminal liability under any local or international law; (iii) not create, transmit or attempt to transmit or attach any data, code or other material of any kind to the Internet Site which contains any viruses, time bombs, Trojan horses, worms, cancelbots or other computer programming routines that may damage, interfere with, intercept or expropriate any system, data or information; and (iv) to use reasonable protection measures required to insure the safety of the information stored on the Internet Site and the privacy of end users of the Internet Site.

2.3 In order to use the Internet Site for the Purpose the Licensee is granted a site administrator level of access (highest access level).

3. Grant of License

In furtherance of, and pursuant to, the terms of the Distribution Agreement and its underlying agreements:

3.1 The Company hereby grants to Licensee a royalty free, conditional, revocable, territorial, non-exclusive, un-transferable, un-assignable right and license to use the Internet Site – solely for the Purpose (the "License"). Such License shall become effective only upon the due execution of the Distribution Agreement and shall be valid through the term of the exclusivity granted to the Licensee under the Distribution Agreement, unless terminated earlier due to a breach of this agreement.

3.2 THE COMPANY AND ITS LICENSORS PROVIDE THE INTERNET SITE AND THE LICENSE AS IS AND WITH ALL FAULTS. THE COMPANY AND ITS LICENSORS

HEREBY DISCLAIM WITH RESPECT TO THE INTERNET SITE AND THE LICENSE ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY (IF ANY) WARRANTIES OR CONDITIONS OF OR RELATED TO: MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, LACK OF VIRUSES, ACCURACY OR COMPLETENESS OF RESPONSES, RESULTS, LACK OF INTERUPTION OR ERRORS. THE ENTIRE RISK ARISING OUT OF USE OR PERFORMANCE OF THE INTERNET SITE AND THE LICENSE REMAINS WITH THE LICENSEE AND THE END-USER CUSTOMER. THE FOREGOING LIMITATIONS, EXCLUSIONS AND DISCLAIMERS SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

3.3 The Licensee shall be solely liable for all of its acts and omissions with respect to the use of the Internet Site, the License and the Improvements.

3.4 Licensee agrees that this Agreement does not grant it any rights of any nature other than as detailed in this Agreement regarding the Internet Site. Except for the express and limited Purpose under which the License is granted herein, no other licenses are granted by implication, estoppels or otherwise. Except for the Purpose, the Licensee agrees that it will not reproduce, display, distribute, incorporate into other works or otherwise use the content on the Internet Site in any manner whatsoever.

3.5 It is acknowledged that the client list, the transactions information and similar transaction oriented data shall be solely owned by the Licensee and all other rights regarding the content of the Internet Site whether contained and/or embodied in the Internet Site, and all rights related thereto, are the exclusive property of the Company and/or its licensors. The only right granted to Licensee is the limited license granted herein. The Company shall remain at all times the owner of the Internet Site. The Company shall use, and the Licensee grants the Company the right to use, the aforementioned transaction oriented data only for statistic and research purposes, recall purposes and post termination service or warranty undertakings. The Company shall retain, at all times during the term hereof, the right to enter the Internet Site at site administrator level (highest access level) for the above uses.

3.6 This Agreement shall terminate, and the License and all rights hereunder shall be null and void if the exclusivity granted to the Licensee under the Distribution Agreement expires or is cancelled or the Distribution Agreement terminated for any reason.

3.7 During the term of this Agreement, the Licensee shall be solely responsible for all aspects pertaining to the Internet Site, including among others maintenance, operation, Improvements, transactions concluded via the Internet Site, hosting of the Internet Site, annual registration fees and etc.

4. <u>Termination.</u>

This agreement shall terminate automatically upon the termination of the Distribution Agreement, the termination or expiry of the License pursuant to the terms herein. Each Party may terminate this agreement for breach by the other party of the terms set out herein by providing a 30 days prior notice.

5. Miscellaneous.

5.1 The terms and conditions regarding Technology and Confidentiality (Section 8 to the Distribution Agreement) and Miscellaneous (Section 10 to the Distribution Agreement) shall be binding between the Parties as to this Agreement and incorporated by reference herewith.

And in witness the Parties sign this Agreement on this 1st day of ~~August, 2010~~ DEC 2015

HOME SKINOVATIONS LTD. (Company)	For and on behalf of FIT BOXX TRADING COMPANY LIMITED 飛博貿易有限公司 Fit Boxx Trading Company Ltd (Licensee) Authorized Signature(s)
By its authorized signatories:	By its authorized signatories:
Name and title: MOSHE MIZRAHY	Name and title:
	Paddy Chan (Director)
Name and title: CEO	Name and title:

Home Skinovations Ltd
513840470
Tavor Building
P.O.B. 533 Yokneam 2069206